Exhibit 10.1

Executive Officer Cash Compensation

On January 18, 2013, the Compensation Committee of the Board of Directors of Volterra Semiconductor Corporation (the “Company”) approved an increase to the 2013 base salary of Dr. Craig Teuscher, the Company’s Chief Operating Officer. Dr. Teuscher was recently appointed as Chief Operating Officer on January 7, 2013, but no changes were made to his compensation at time of his appointment. Dr. Teuscher’s base salary increased to $300,000 per year, in light of his expanded duties and increased responsibilities that accompany his new position. Base salaries for Mr. Jeff Staszak, President and Chief Executive Officer, Mr. Mike Burns, Senior Vice President and Chief Financial Officer, Mr. Bill Numann, Senior Vice President, Server and Storage and Communications Product Groups, and Dr. Tom Truman, Vice President, World Wide Sales, remained unchanged from their 2012 levels, as previously reported on the Company’s prior Current Reports on Form 8-K.

The Compensation Committee also approved bonuses for certain of its executive officers outside of the 2012 management bonus plan, for outstanding individual performance in 2012. The Committee awarded bonuses to Mr. Staszak for $50,000, to Mr. Burns for $25,000, to Dr. Teuscher for $25,000, and to Mr. Numann for $20,000.